Exhibit 5.1

February 1, 2021

MDH Acquisition Corp.

600 N. Carroll Ave., Suite 100

Southlake, TX 76092

Re:         Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to MDH Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 1, 2021 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement incorporates by reference the registration statement on Form S-1 (Registration No. 333-252107) initially filed with the Commission on January 14, 2021, as amended to date (the “Prior Registration Statement”), which was declared effective by the Commission on February 1, 2021. The Registration Statement relates to the registration, pursuant to Rule 462(b) under the Securities Act, of the offer and sale of up to 4,600,000 Units of the Company (the “Units”) (including up to 600,000 Units subject to the Underwriters’ (as defined below) over-allotment option), with each Unit consisting of (i) one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock” and the Common Stock underlying the Units, the “Shares”), for an aggregate of up to 4,600,000 Shares (including up to 600,000 Shares included in the Units subject to the Underwriters’ over-allotment option) and (ii) one-half of one redeemable warrant (a “Warrant”), with each whole Warrant entitling the holder to purchase one share of Common Stock, for an aggregate of up to 2,300,000 Warrants (including up to 300,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement, dated February 1, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, pursuant to the terms of an underwriting agreement, dated February 1, 2021 (the “Underwriting Agreement”), by and between the Company and executed by the Company and Stifel, Nicolaus & Company, Incorporated and Oppenheimer & Co. Inc., the representatives of the underwriters (the “Underwriters”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prior Registration Statement, the Underwriting Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that, before the issuance of the Units, the Shares and the Warrants, the conditions to consummating the transactions contemplated by the Underwriting Agreement will have been satisfied or duly waived and such transactions are consummated.

February 1, 2021 Page 2

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.	Each Share included in the Units has been duly authorized and, when the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Share included in the Units will be validly issued, fully paid and non-assessable.

3.	When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Warrant included in the Units will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP